January 30, 1998

SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, NW
Judiciary Plaza
Washington, DC  20549

Re:  Schedule 13G-Summit Medical Systems, Inc.

Dear Sir or Madam:

We are hereby transmitting by Edgar Amendment No. 3 to Schedule 13G on behalf of Waddell & Reed, Inc.

If you have any questions concerning the Schedule 13G filing, please call me at
(913)236-1923.

Very truly yours,



Kristen Richards
Staff Attorney

KR/fr

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 3

                          Summit Medical Systems, Inc.
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  86613P-10-2
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[ ]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed, Inc. -43-1235675
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a)....................................................[__]
          (b)....................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Delaware
___________________________________________________________________
     Number of           (5)  Sole Voting Power......-0-...........
     Shares Bene-        (6)  Shared Voting Power..................
     ficially            (7)  Sole Dispositive Power.......-0-.....
     Owned by            (8)  Shared Dispositive Power.............
     Each Reporting
     Person With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person..........-0-..................................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)......................................-0-%
___________________________________________________________________
     12)  Type of Reporting Person............BD...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 3

                          Summit Medical Systems, Inc.
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  86613P-10-2
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Waddell & Reed Financial Services, Inc.  -43-1414157
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[__]
          (b).......................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Kansas
___________________________________________________________________
     Number of           (5)  Sole Voting Power.......-0-.........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power.....-0-......
     Owned by            (8)  Shared Dispositive Power............
     Each Reporting
     Person With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person............-0-...................................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)..........................................-0-%
___________________________________________________________________
     12)  Type of Reporting Person............HC...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 3

                          Summit Medical Systems, Inc.
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  86613P-10-2
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Torchmark Corporation   -63-0780404
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).....................................................[__]
          (b).....................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Delaware
___________________________________________________________________
     Number of           (5)  Sole Voting Power........-0-........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power.......-0-....
     Owned by            (8)  Shared Dispositive Power............
     Each Reporting
     Person With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person...........-0-.................................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
          Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)..........................................-0-%
___________________________________________________________________
     12)  Type of Reporting Person............HC...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 3

                          Summit Medical Systems, Inc.
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  86613P-10-2
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          United Investors Management Company  -51-0261715
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).....................................................[__]
          (b).....................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Delaware
___________________________________________________________________
     Number of           (5)  Sole Voting Power.....-0-...........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power.......-0-....
     Owned by            (8)  Shared Dispositive Power............
     Each Reporting
     Person With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person.............-0-............................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
          Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)..........................................-0-%
___________________________________________________________________
     12)  Type of Reporting Person............HC...................
__________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Amendment No. 3

                          Summit Medical Systems, Inc.
___________________________________________________________________
                                (Name of Issuer)
                                     Common
__________________________________________________________________
                         (Title of Class of Securities)
                                  86613P-10-2
__________________________________________________________________
                                 (CUSIP Number)
     Check the following Box if a fee is being paid with this
     statement.............[__]

     1)   Names of Reporting Persons S.S. or I.R.S. Identification
          Nos. of Above Persons....................................

          Liberty National Life Insurance Company  -63-0124600
___________________________________________________________________
     2)   Check the Appropriate Box if a Member of a Group
          (a).....................................................[__]
          (b).....................................................[X_]
___________________________________________________________________
     3)   SEC Use Only.............................................
___________________________________________________________________
     4)   Citizenship or Place of Organization.....................
          Alabama
___________________________________________________________________
     Number of           (5)  Sole Voting Power......-0-..........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power......-0-.....
     Owned by            (8)  Shared Dispositive Power............
     Each Reporting
     Person With
     9)   Aggregate Amount Beneficially Owned by Each Reporting
          Person..................-0-............................
___________________________________________________________________
     10)  Check if the Aggregate Amount in Row (9) Excludes
          Certain Shares...........................................
___________________________________________________________________
     11)  Percent of Class Represented by Amount in Row
     (9)..........................................-0-%
___________________________________________________________________
     12)  Type of Reporting Person............IC...................
__________________________________________________________________

                                  SCHEDULE 13G
     Item 1(a) Name of Issuer:
          Summit Medical Systems, Inc.
     ..............................................................
     Item 1(b) Address of Issuer's Principal Executive Offices:
          One Carlson Pkwy, Minneapolis, MN 55447
     ..............................................................
     Item 2(a) Name of Person Filing:
          Torchmark Corporation
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
          Residence:
          2001 Third Avenue South
          Birmingham, AL 35233-2186
     ..............................................................
     Item 2(c) Citizenship:
          Delaware
     ..............................................................
     Item 2(d) Title of Class of Securities:
          Common
     ..............................................................
     Item 2(e) CUSIP Number:
          86613P-10-2
     ..............................................................
     Item 3    Person filing is:
          (h)[x]Group, in accordance with 240.13d-1(b)(1)(ii)(H)
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
              -0-
     ............................................................
     (b)  Percent of Class:
              -0-%
     ...............................................................
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote...-0-.....
          (ii)  shared power to vote or to direct the vote.........
          (iii) sole power to dispose or to direct the disposition
                of.................................-0-.............
          (iv)  shared power to dispose or to direct the
                disposition of.....................................

     Item 5    Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following ...................................[X]

     Item 6    Ownership of More than Five Percent on Behalf of
               Another Person

               Not Applicable

     Item 7    Identification and Classification of the Subsidiary
                 Which Acquired the Security Being Reported on By
                 The Parent Holding Company

               See attached Exhibit 2

     Item 8    Identification and Classification of Members of the
               Group

               See attached Exhibit 3

     Item 9    Notice of Dissolution of Group
               Not Applicable

     Item 10
                                 Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 30, 1998

Waddell & Reed Inc.                Waddell & Reed Financial
                                   Services, Inc.

/s/ Sharon K. Pappas               /s/ Sharon K. Pappas
 ............................       ............................
Sharon K. Pappas                   Sharon K. Pappas
Senior Vice President              Vice President
Name/Title                         Name/Title


Liberty National Life Insurance    Torchmark Corporation
Company

/s/ William C. Barclift*           /s/ William C. Barclift*
 ............................       .............................
William C. Barclift                William C. Barclift
Executive Vice President           Vice President
Name/Title                         Name/Title


United Investors Management
Company

/s/ Michael J. Klyce*
 ............................
Michael J. Klyce
Treasurer
Name/Title



* By:  /s/ Sharon K. Pappas
 ............................
Sharon K. Pappas
Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
   No.    Description

    1     Joint Filing Agreement

    2 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

    3     Identification and Classification of Members of the Group

    4     Power of Attorney

                                                                       EXHIBIT 1
                             JOINT FILING AGREEMENT

     Torchmark Corporation, Liberty National Life Insurance Company, United Investors Management Company, Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Waddell & Reed Asset Management Company (the "Filing Persons"), hereby agree to file jointly a
Schedule 13G and any amendments thereto relating to the aggregate ownership by each of the Filing Persons of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as required by Rule 13d-1 and Rule 13d-2 promulgated under the Securities Exchange Act of 1934. Each of the Filing Persons agrees that the information set forth in such Schedule 13G and any amendments thereto with respect to such Filing Person will be true, complete and correct as of the date of such Schedule 13G or such amendment, to the best of such Filing Person's knowledge and belief, after reasonably inquiry. Each of the Filing Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in the Schedule 13G or any amendments thereto shall become inaccurate in any material respect or if said person learns of information that would require an amendment to the Schedule 13G.

     IN WITNESS WHEREOF, the undersigned have set their hands this 9th day of February, 1996.

TORCHMARK CORPORATION                   LIBERTY NATIONAL LIFE
                                        INSURANCE COMPANY

By:  /s/ Carol A. McCoy                 By:  /s/ Carol A. McCoy
   Name:  Carol A. McCoy                  Name:   Carol A. McCoy
   Title: Associate Counsel, Secretary    Title:  Asst. Secretary

UNITED INVESTORS MANAGEMENT             WADDELL & REED, INC.
COMPANY

By:  /s/ Carol A. McCoy                 By:  /s/ Sharon K. Pappas
   Name:  Carol A. McCoy                   Sharon K. Pappas
   Title: Assistant Secretary              Senior Vice President

WADDELL & REED, FINANCIAL               WADDELL & REED ASSET
SERVICES, INC.                          MANAGEMENT COMPANY

By:  /s/ Sharon K. Pappas               By:  /s/ Sharon K. Pappas
   Sharon K. Pappas                        Sharon K. Pappas
   Vice President                          Secretary

WADDELL & REED INVESTMENT
MANAGEMENT COMPANY

By:  /s/ Sharon K. Pappas
   Sharon K. Pappas
   Senior Vice President

                                   EXHIBIT 2

Waddell & Reed, Inc. - Tax ID No. 43-1235675

          Broker-Dealer registered under Section 15 of the Securities Exchange Act of 1934

                                   EXHIBIT 3

Waddell & Reed, Inc. - Tax ID No. 43-1235675

          Broker-Dealer registered under Section 15 of the Securities Exchange Act of 1934

Waddell & Reed Financial Services, Inc. - Tax ID No. 43-1414157

          Parent Holding Company

United Investors Management Company - Tax ID No. 51-0261715

          Parent Holding Company

Liberty National Life Insurance Company - Tax ID No. 63-0124600

          Insurance Company as defined in Section 3(a)(19) of The Securities Exchange Act of 1934

Torchmark Corporation - Tax ID No. 63-0780404

          Parent Holding Company

                                                                       EXHIBIT 4

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, THAT:

     The undersigned United Investors Management Company, a corporation organized and existing under the laws of the State of Delaware, constitutes and appoints Sharon Pappas, Robert L. Hechler and Sheryl Strauss and each of them severally, its true and lawful attorneys-in-fact on behalf of the corporation and in its, place and stead, in any and all capacities, to execute any and all Schedules 13G or 13D and any amendments thereto relating to ownership of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange act of 1934, as amended, as required by rules and regulations promulgated under said Securities Exchange Act of 1934, and to file the same with all documents required in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the corporation has caused this power of attorney to be executed in its corporate name by its Treasurer and its Assistant Secretary corporate seal to be affixed hereto on February 9, 1996.

                                   UNITED INVESTORS MANAGEMENT
                                   COMPANY

                                   By: /s/ Michael J. Klyce
                                   Treasurer

Attest: /s/ Carol A. McCoy
     Assistant Secretary

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, THAT:

     The undersigned Liberty National Life Insurance Company, a corporation organized and existing under the laws of the State of Alabama, constitutes and appoints Sharon Pappas, Robert L. Hechler and Sheryl Strauss and each of them severally, its true and lawful attorneys-in-fact on behalf of the corporation and in its, place and stead, in any and all capacities, to execute any and all Schedules 13G or 13D and any amendments thereto relating to ownership of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange act of 1934, as amended, as required by rules and regulations promulgated under said Securities Exchange Act of 1934, and to file the same with all documents required in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the corporation has caused this power of attorney to be executed in its corporate name by its Executive Vice President and its Assistant Secretary corporate seal to be affixed hereto on February 9, 1996.

                                   LIBERTY NATIONAL LIFE INSURANCE
                                   COMPANY

                                   By: /s/William C. Barclift
                                   Executive Vice President

Attest: /s/ Carol A. McCoy
     Assistant Secretary

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, THAT:

     The undersigned Torchmark Corporation, a corporation organized and existing under the laws of the State of Delaware, constitutes and appoints Sharon Pappas, Robert L. Hechler and Sheryl Strauss and each of them severally, its true and lawful attorneys-in-fact on behalf of the corporation and in its, place and stead, in any and all capacities, to execute any and all Schedules 13G or 13D and any amendments thereto relating to ownership of any voting equity security of a class which is registered pursuant to Section 12 of the Securities Exchange act of 1934, as amended, as required by rules and regulations promulgated under said Securities Exchange Act of 1934, and to file the same with all documents required in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the corporation has caused this power of attorney to be executed in its corporate name by its Vice President and its Secretary corporate seal to be affixed hereto on February 9, 1996.

                                   TORCHMARK CORPORATION

                                   By: /s/ William C. Barclift
                                   Vice President

Attest: /s/ Carol A. McCoy
     Secretary